EXHIBIT 16.1

Members of: WSCPA AICPA PCPS 802 North Washington PO Box 2163 Spokane, Washington 99210-2163 P 509-624-9223 TF 1-877-264-0485 mail@fruci.com www.fruci.com

August 14, 2024

Securities and Exchange Commission (the “Commission”)

100 F Street, NE

Washington, D.C. 20549

Dear Ladies and Gentleman:

We are the registered independent public accounting firm for Incordex Corp. (the “Company”). We have read the statements made by the Company, which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 Change in Registrant’s Certifying Accountant (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,